Exhibit 1

ENERGY FUELS INC.

Energy Fuels Inc. and Denison Mines Corp. Announce

Receipt of Final Order

June 27, 2012

Toronto, Ontario – Energy Fuels Inc. (“Energy Fuels”) (EFR:TSX) and Denison Mines Corp. (“Denison”) (DML:TSX; DNN: NYSE MKT) are pleased to announce that the Ontario Superior Court of Justice has issued a final order approving the plan of arrangement (the “Arrangement”) whereby Energy Fuels will acquire all of the shares of the subsidiaries holding Denison’s U.S. mining assets and operations (the “US Mining Division”), as well as all of the inter-company debt between Denison and the US Mining Division.

Pursuant to the Arrangement, Denison will complete a reorganization transaction which will result in Denison shareholders receiving approximately 1.106 common shares of Energy Fuels per Denison common share held, while retaining their interest in Denison. After the Arrangement, Denison shareholders will hold the same number of common shares of Denison as were held prior to the Arrangement. Further information about the Arrangement is set out in the management information circulars of Energy Fuels and Denison, each dated May 28, 2012, which are available on www.sedar.com.

Assuming that all other conditions set out in the Arrangement Agreement dated May 23, 2012 between Energy Fuels and Denison are satisfied or waived, the Arrangement is expected to become effective at 11:59 p.m. on June 29, 2012.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this news release, including any information relating to the completion of the Arrangement between Energy Fuels and Denison and any other statements regarding Energy Fuels’ or Denison’s future expectations, beliefs, goals or prospects constitute forward-looking information within the meaning of applicable securities legislation (collectively, “forward-looking statements”). All statements in this news release that are not statements of historical fact (including statements containing the words “expects”, “does not expect”, “plans”, “anticipates”, “does not anticipate”, “believes”, “intends”, “estimates”, “projects”, “potential”, “scheduled”, “forecast”, “budget” and similar expressions) should be considered forward-looking statements. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Energy Fuels’ and Denison’s ability to control or predict. A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation: that receipt of third party and regulatory approvals required for the Arrangement may not be obtained on the terms expected or on the anticipated schedule; the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Arrangement; the volatility of the international marketplace; and other risk factors as described in Energy Fuels’ and Denison’s most recent annual information forms and annual and quarterly financial reports.

Energy Fuels and Denison assume no obligation to update the information in this communication, except as otherwise required by law. Additional information identifying risks and uncertainties is contained in Energy Fuels’ and Denison’s respective filings with the various provincial securities commissions which are available online at www.sedar.com. Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of each of Energy Fuels and Denison relating to the future. Readers are cautioned that such statements may not be appropriate for other purposes. Readers are also cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

This news release and the information contained herein does not constitute an offer of securities for sale in the United States. The securities to be issued pursuant to the Arrangement have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

For further information please contact:

For Energy Fuels Inc.

Stephen P. Antony, President & CEO

Phone No.: (303) 974-2140

Email: s.antony@energyfuels.com

For Denison Mines Corp.

Ron Hochstein, President & CEO

Phone No.: (416) 979-1991 x232

Email: rhochstein@denisonmines.com